Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
July 24, 2007
by and among
UNITED COMMUNITY FINANCIAL CORP.,
THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO,
PVF CAPITAL CORP.
and
PARK VIEW FEDERAL SAVINGS BANK

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11.11.	Severability	48
11.12.	Non-Survival of Representations, Warranties and Covenants	48
11.13.	Materiality	49

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AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 24, 2007, is made and entered into by and among United Community Financial Corp., an Ohio corporation (“UCFC”); The Home Savings and Loan Company of Youngstown, Ohio, an Ohio savings bank (“Home Savings”); PVF Capital Corp., an Ohio corporation (“PVFC”); and Park View Federal Savings Bank, a federal savings bank (“Park View”).
WITNESSETH:
          WHEREAS, the Boards of Directors of PVFC, Park View, UCFC and Home Savings have each determined that it is in the best interests of their respective corporations and shareholders for PVFC to merge with and into UCFC (the “Corporate Merger”) followed by the merger of Park View with Home Savings (the “Bank Merger”), upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement to be entered into by and between Home Savings and Park View, the form of which is attached hereto as Exhibit A (the “Bank Merger Agreement”); and
          WHEREAS, the Boards of Directors of PVFC, Park View, UCFC and Home Savings have each approved this Agreement and the consummation of the transactions contemplated hereby;
          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, UCFC, Home Savings, PVFC and Park View, intending to be legally bound hereby, agree as follows:
ARTICLE ONE
THE MERGER
          1.01. Corporate Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), PVFC shall merge with and into UCFC in accordance with the Ohio General Corporation Law (the “OGCL”). UCFC shall be the continuing and surviving corporation in the Corporate Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of UCFC and PVFC to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to UCFC immediately after the Effective Time. As a result of the Corporate Merger, the outstanding common shares, $0.01 par value per share, of PVFC (the “PVFC Shares”) and PVFC’s treasury shares shall be converted or cancelled in the manner provided in Article Two.
          1.02. Effective Time. The Effective Time of the Corporate Merger shall be the date and time upon which the last of the following occurs: (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) such time thereafter as is agreed to in writing by UCFC and PVFC and provided in the certificate of merger.

          1.03. Governing Documents of the Surviving Corporation. At the Effective Time, the articles of incorporation and code of regulations of UCFC as in effect immediately prior to the Effective Time shall be the articles of incorporation and code of regulations of the Surviving Corporation.
          1.04. Bank Merger. Following the Corporate Merger, UCFC shall cause the Bank Merger to be completed in accordance with the Bank Merger Agreement.
          1.05. Structure of Combination. With the consent of PVFC, which consent shall not be unreasonably withheld, UCFC and Home Savings may at any time change the method of effecting the mergers (including, without limitation, the provisions of this Article One) if and to the extent UCFC deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the per share merger consideration described in Section 2.01 of this Agreement; (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay the satisfaction of any conditions to the closing of the Corporate Merger; or (iii) adversely affect the tax consequences to the PVFC shareholders as a result of receiving the per share merger consideration. PVFC and Park View shall, if requested by UCFC, enter into one or more amendments to this Agreement in order to effect any such change.
ARTICLE TWO
CONVERSION OF SHARES; SURRENDER OF CERTIFICATES
          2.01. Conversion of PVFC Shares. At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the holder thereof:
          (a) Subject to Sections 2.02, 2.03, 2.04 and 2.05, each PVFC Share issued and outstanding immediately prior to the Effective Time (other than PVFC Dissenting Shares, as defined in Section 2.05) shall be converted into the right to receive, at the election of the holder thereof pursuant to Section 2.02(a):
               (i) 1.852 common shares (the “Exchange Ratio”), without par value, of UCFC (“UCFC Shares”) (the “Per Share Stock Consideration”),
               (ii) a cash amount equal to $18.50 (the “Per Share Cash Consideration”), or
               (iii) $9.25 and one-half of the Per Share Stock Consideration.
          (b) No certificates or scrip representing fractional UCFC Shares shall be issued. Each holder of PVFC Shares who would otherwise be entitled to receive a fractional UCFC Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional UCFC Share interest to which such holder (after taking into account all PVFC Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $18.50.
          (c) Any treasury shares held by PVFC and any PVFC Shares owned by UCFC for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange.

          (d) Each option to acquire PVFC Shares (each a “PVFC Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be terminated immediately prior to the Effective Time and each holder thereof shall be entitled to receive, in lieu of each PVFC Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the excess, if any, of $18.50 over the exercise price of such PVFC Stock Option, payable in accordance with Section 8.01(f).
          2.02. Exchange of PVFC Certificates.
          (a) UCFC shall use its best effort to cause an exchange agent designated by UCFC to discharge its duties pursuant to this Section 2.02 and reasonably acceptable to PVFC (the “Exchange Agent”), to mail to each holder of record of PVFC Shares, within ten days after the Effective Time (i) a form letter of transmittal and instructions for use in surrendering for exchange the certificates evidencing the PVFC Shares (“PVFC Certificates”) that will have been cancelled and extinguished as a result of the Corporate Merger and (ii) an election form (“Election Form”). The letter of transmittal shall specify that the risk of loss and title to the PVFC Certificates shall pass only upon delivery of such certificates as specified in the letter of transmittal. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive the Per Share Stock Consideration with respect to all such holder’s PVFC Shares, (ii) to elect to receive the Per Share Cash Consideration with respect to all such holder’s PVFC Shares, (iii) to elect to receive $9.25 and 50% of the Per Share Stock Consideration, or (iv) to indicate that such holder makes no election as to such holder’s PVFC Shares (“No-Election Shares”). Any PVFC Shares, or portion thereof, as to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any PVFC Shares, or portion thereof, with respect to which the holder has elected to receive UCFC Shares are hereinafter referred to as “Stock Election Shares.” Any PVFC Shares with respect to which the holder has indicated that such holder makes no election or has not, as of the Election Deadline (as defined below), made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any PVFC Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Section 2.03 below, but in no event shall such shares be classified as Reallocated Stock Shares (as defined in Section 2.03(b)(ii) below).
          (b) For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form, or such other date upon which UCFC and PVFC shall mutually agree prior to the Effective Time. Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. The Exchange Agent shall make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

          2.03 Allocation of Merger Consideration. The Exchange Agent shall effect the allocation among holders of PVFC Shares in accordance with the Election Forms as follows:
          (a) If the number of Cash Election Shares is less than one-half of the number of PVFC Shares outstanding at the Effective Time (the “Outstanding PVFC Shares”), then:
               (i) each of the Cash Election Shares (other than PVFC Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration,
               (ii) the Exchange Agent will allocate first among the No-Election Shares (by the method of allocation described in Section 2.03(d)(i) below) and then, if necessary, will allocate among the Stock Election Shares (by the method of allocation described in Section 2.03(d)(ii) below), a sufficient number of non-Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares equals one-half of the Outstanding PVFC Shares, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and
               (iii) each of the No-Election Shares (if any) and Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.
          (b) If the number of Cash Election Shares is greater than one-half of the Outstanding PVFC Shares, then:
               (i) each of the Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration,
               (ii) the Exchange Agent will allocate first among the No-Election Shares (other than the PVFC Dissenting Shares) (by the method of allocation described in Section 2.03(d)(iii) below) and then, if necessary, will allocate among the Cash Election Shares (by the method of allocation described in Section 2.03(d)(iv) below), a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals one-half of the Outstanding PVFC Shares, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration, and
               (iii) each of the No-Election Shares (if any) and Cash Election Shares (other than PVFC Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.
          (c) If the number of Cash Election Shares is equal to one-half of the Outstanding PVFC Shares, then subparagraphs (a) and (b) above shall not apply and all No-Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

          (d) Any pro rata allocation shall be performed by the Exchange Agent as follows:
               (i) If the Exchange Agent is required pursuant to Section 2.03(a)(ii) to designate from among all No-Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No-Election Shares shall be allocated a number of Reallocated Cash Shares equal to the number of No-Election Shares held by such holder multiplied by a fraction the numerator of which is the total number of No-Election Shares to be reallocated pursuant to this paragraph 2.03(d)(i) (which shall not exceed the total number of No-Election Shares) and the denominator of which is the total number of No-Election Shares, and the remaining shares held by such holder, if any, shall be deemed to be Stock Election Shares..
               (ii) If the Exchange Agent is required pursuant to Section 2.03(a)(ii) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of the remainder of the total Reallocated Cash Shares less the number of No-Election Shares which are Reallocated Cash Shares.
               (iii) If the Exchange Agent is required pursuant to Section 2.03(b)(ii) to designate from among all No-Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of No-Election Shares shall be allocated a number of Reallocated Stock Shares equal to the number of No-Election Shares held by such holder multiplied by a fraction the numerator of which is the total number of No-Election Shares to be reallocated pursuant to this paragraph 2.03(d)(i) (which shall not exceed the total number of No-Election Shares) and the denominator of which is the total number of No-Election Shares, and the remaining shares held by such holder, if any, shall be deemed to be Cash Election Shares..
               (iv) If the Exchange Agent is required pursuant to Section 2.03(b)(ii) to designate from among all holders of Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of the remainder of the total Reallocated Stock Shares less the number of No-Election Shares which are Reallocated Stock Shares. For purposes of this Section 2.03(d)(iv), PVFC Dissenting Shares shall not be considered to be Cash Election Shares.
          (e) Notwithstanding anything in this Agreement to the contrary, if necessary to preserve the status of the Corporate Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the UCFC Shares to be issued in connection with the Corporate Merger (excluding, (x) the value of fractional shares for which cash is to be paid pursuant to Section 2.01(b), and (y) the value of all UCFC Shares to be issued in exchange for PVFC Shares acquired through the exercise of PVFC Stock Options on or after the date which is three days prior to the Closing Date) based upon the closing price of the UCFC Shares as reported on The Nasdaq Stock Market (“Nasdaq”) on the trading day immediately preceding the Closing Date (the “Aggregate Share Consideration”) would be less than 40% of the sum of the Aggregate Cash Consideration (defined below) and the Aggregate Share Consideration, then UCFC may, in its sole discretion, increase the Exchange Ratio so that the aggregate value of the UCFC Shares to be issued in connection with the Corporate Merger is equal to 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration. For purposes of this Agreement, the term “Aggregate Cash Consideration” shall mean the sum of (i) the aggregate cash consideration to be paid in exchange for Cash Election Shares and Reallocated Cash Shares; (ii) the aggregate cash consideration to be paid in lieu of fractional UCFC Shares pursuant to Section 2.01(b); and (iii) the aggregate cash consideration to be paid to holders of PVFC Dissenting Shares.
          2.04 Exchange of PVFC Stock Certificates.
          (a) Upon surrender of a PVFC Certificate for cancellation, together with a letter of transmittal, duly executed, the holder of such PVFC Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole UCFC Shares and/or the amount of cash into which the aggregate number of PVFC Shares previously represented by such surrendered PVFC Certificate shall have been converted pursuant to this Agreement, and the PVFC Certificate so surrendered shall thereafter be cancelled. All payments made upon the surrender of PVFC Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such PVFC Certificates.
          (b) If any PVFC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such PVFC Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or UCFC in its sole discretion, the posting by such person of a bond in such amount as UCFC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such PVFC Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed PVFC Certificate the cash and/or UCFC Shares (and cash in lieu of fractional UCFC Share interests, if any) deliverable in respect thereof.
          (c) None of UCFC, PVFC, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of PVFC Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional UCFC Share interest or any dividends or distributions with respect to UCFC Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
          (d) No dividends or other distributions declared after the Effective Time with respect to UCFC Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered PVFC Certificate until it is surrendered by the holder thereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a PVFC Certificate, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which became payable after the Effective Time with respect to the UCFC Shares represented by such PVFC Certificate.
          (e) After the Effective Time, there shall be no further registration or transfer of PVFC Shares on the stock transfer books of PVFC. In the event that, after the Effective Time, PVFC Certificates are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

          (f) UCFC or the Exchange Agent shall be entitled to deduct and withhold from the Per Share Stock Consideration or the Per Share Cash Consideration such amounts as UCFC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by UCFC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the PVFC Certificates.
          (g) UCFC may from time to time waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.
          2.05. Dissenting PVFC Shares. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding PVFC Share dissents from the Corporate Merger pursuant to, and properly follows such other procedures as may be required by, Section 1701.85 of the OGCL and is thereby entitled to appraisal rights thereunder (a “PVFC Dissenting Share”), then such PVFC Dissenting Share shall be extinguished but shall not be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration. Instead, such PVFC Dissenting Share shall be entitled only to such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL. Notwithstanding the above, the PVFC Dissenting Shares held by a shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of the OGCL, or otherwise fails to establish the right of such shareholder to be paid the value of such shareholders’ shares under the OGCL shall be deemed to be converted into the right to receive, at the election of UCFC, either the Per Share Cash Consideration or the Per Share Stock Consideration.
          2.06. Anti-Dilution Provisions. The Exchange Ratio shall be adjusted to reflect any occurrence subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding UCFC Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in UCFC’s capitalization.
          2.07. UCFC Shares. Each UCFC Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Corporate Merger.
          2.08. Tax Consequences. For federal income tax purposes, the Corporate Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).
          2.09. Liquidation Account. The liquidation account established by Park View pursuant to the plan of conversion adopted by it in connection with its conversion from a mutual federal savings and loan association to a federal stock savings and loan association (the “Liquidation Account”) shall, to the extent required by applicable law, be maintained by Home Savings after the Bank Merger.
ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF
PVFC AND PARK VIEW
          Except as set forth on a disclosure schedule prepared by PVFC and Park View (the “PVFC Disclosure Schedule”), PVFC and Park View represent and warrant to UCFC and Home Savings that each of the following statements is true and accurate:
          3.01. Corporate Status.
          (a) PVFC is an Ohio corporation and a savings and loan holding company registered under the Home Owners’ Loan Act, as amended (“HOLA”). PVFC is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the PVFC shareholders and the obtaining of appropriate approvals of Governmental and Regulatory Authorities (as defined below), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. PVFC is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC. PVFC has provided to UCFC and Home Savings true and complete copies of the articles of incorporation and code of regulations of PVFC, in each case as amended to the date of this Agreement.
          (b) Park View is a federal savings association and is regulated by the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”). Park View is duly organized, validly existing and in good standing under the laws of the United States and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted. Park View is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Park View. Park View has provided to UCFC and Home Savings true and complete copies of the charter, bylaws and other governing instruments of Park View, in each case as amended to the date of this Agreement.
          (c) Each of PVF Service Corporation; PVF Holdings, Inc.; Mid-Pines Land Co.; PVF Community Development Corp.; and PVF Mortgage Corp. (i) is an Ohio corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio, (ii) has the full corporate power and authority to own its property, to carry on its business as presently conducted, (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on it, and (iv) has provided to UCFC and Home Savings true and complete copies of its articles of incorporation and code of regulations, as amended to the date of this Agreement.
          (d) Each of Crock, LLC; CADR, LLC CTPV, LLC, Marion Senior Housing LP, CFPF Limited LLC, Park View Center LLC, Park View Plaza and PVF Title Services LLC (i) is an Ohio limited liability company or limited partnership, duly organized, validly existing and in good standing under the laws of the State of Ohio, (ii) has the full corporate power and authority to own its property, to carry on its business as presently conducted, (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on it, and (iv) has provided to UCFC and Home Savings true and complete copies of its articles of organization and operating agreement, as amended to the date of this Agreement..
          (e) Park View; PVF Service Corporation; PVF Holdings, Inc.; Mid-Pines Land Co.; PVF Community Development Corp.; PVF Mortgage Corp.; PVF Capital Trust I; PVF Capital Trust II; Crock, LLC; CADR, LLC, CTPV, LLC, Marion Senior Housing LP, CFPF Limited LLC, Park View Center LLC, Park View Plaza and PVF Title Services LLC (the “Subsidiaries”) are the only subsidiaries of PVFC. For purposes of this Agreement, “subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).
          (f) Except as disclosed in Section 3.01(f) of the PVFC Disclosure Schedule, none of PVFC nor any of its Subsidiaries beneficially owns 10% or more of the stock or other ownership interests in any other entity or venture. Section 3.01(f) contains a detailed description of the percentage of ownership held, type of entity or venture, state of incorporation, description of business and copy of each of the incorporation or other governing documents of such entity or venture.
          3.02. Capitalization of PVFC.
          (a) The authorized capital stock of PVFC consists only of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which is outstanding, and (ii) 15,000,000 PVFC Shares, of which 7,731,811 are issued and outstanding and 472,725 are held in treasury. All outstanding PVFC Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All PVFC Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws.
          (b) Except as disclosed in Section 3.02(b) of the PVFC Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which PVFC is a party or by which it is bound, obligating PVFC to issue, deliver or sell, or cause to be issued, delivered or sold, any additional PVFC Shares or obligating PVFC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of PVFC to repurchase, redeem or otherwise acquire any PVFC Shares.

          (c) Except as disclosed in Section 3.02(c) of the PVFC Disclosure Schedule, since March 31, 2007, PVFC has not (A) issued or permitted to be issued any PVFC Shares, or securities exercisable for or convertible into PVFC Shares; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any PVFC Subsidiary or otherwise, any PVFC Shares; or (C) declared, set aside, made or paid to the shareholders of PVFC dividends or other distributions on the outstanding PVFC Shares.
          (d) No bonds, debentures, notes or other indebtedness of PVFC having the right to vote on any matters on which PVFC shareholders may vote are issued or outstanding.
          3.03. Capitalization of Subsidiaries.
          (a) The authorized capital of Park View consists solely of (i) 1,000,000 shares of serial preferred stock, $0.01 par value per share, none of which is issued or outstanding, and (ii) 3,000,000 shares of common stock, $0.01 par value per share, of which one share is issued and outstanding.
          (b) Except as otherwise set forth in Section 3.03(b) of the PVFC Disclosure Schedule, all outstanding shares of each of the Subsidiaries are owned beneficially and of record by PVFC and, provided further, that, with respect to Crock, LLC and CADR, LLC, all outstanding membership interests are owned beneficially and of record by Park View. All shares of the Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and have been issued in compliance in all material respects with all applicable federal and state securities laws.
          (c) As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary is a party or by which it is bound, obligating a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of a Subsidiary or obligating the Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of a Subsidiary to repurchase, redeem or otherwise acquire any shares of a Subsidiary.
          (d) No Subsidiary has (A) issued or permitted to be issued any shares of such Subsidiary, or securities exercisable for or convertible into shares of such Subsidiary, other than shares issued to its parent corporation; (B) repurchased, redeemed or otherwise acquired, directly or indirectly any shares of such Subsidiary; or (C) declared, set aside, made or paid to the shareholders of such Subsidiary dividends or other distributions on the outstanding shares of such Subsidiary.
          (e) No bonds, debentures, notes or other indebtedness of a Subsidiary having the right to vote on any matters on which the Subsidiary shareholders may vote are issued or outstanding.
          3.04. Corporate Proceedings.
          (a) This Agreement (i) has been duly executed and delivered by PVFC and Park View, (ii) has been approved by the boards of directors of PVFC and Park View and (iii)

before the Closing Date as defined in Section 9.01 herein, will have been adopted by PVFC as the sole shareholder of Park View.
          (b) Subject to the adoption of this Agreement by two-thirds of the issued and outstanding PVFC Shares at a meeting of the PVFC shareholders (the “PVFC Meeting”) and to the receipt of all requisite regulatory approvals, PVFC and Park View have all requisite corporate power and authority to enter into this Agreement and to perform all of their obligations hereunder.
          3.05. Authorization. This Agreement has been duly executed and delivered by each of PVFC and Park View, and assuming the due authorization, execution and delivery by UCFC and Home Savings, constitutes a valid and binding obligation of each of PVFC and Park View, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b) or by appointment of a conservator by the FDIC.
          3.06. Financial Statements of PVFC. The audited consolidated financial statements of PVFC, consisting of consolidated statements of financial condition as of June 30, 2006, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the three years then ended, including the related notes and the reports thereon of Crowe Chizek and Company LLC, and the unaudited interim consolidated statements of PVFC, consisting of consolidated statements of financial condition as of March 31, 2007 and 2006 (the “PVFC Balance Sheet Date”), the related unaudited consolidated statements of earnings, cash flows, including the related notes thereto, for the nine months ended March 31, 2007 and 2006, of PVFC (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “PVFC Financial Statements”), copies of which have recently been provided to UCFC and Home Savings, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of PVFC and Park View for the periods then ended.
          3.07. SEC Filings. Since January 1, 2002, PVFC has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). All such filings, at the time of filing, complied in all material respects with SEC rules and regulations and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.08. Absence of Undisclosed Liabilities. PVFC and the Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on PVFC or the Subsidiaries. All debts, liabilities, guarantees and obligations of PVFC and the Subsidiaries incurred since the PVFC Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither PVFC nor any of the Subsidiaries is in default or breach of any material agreement to which PVFC or any of the Subsidiaries is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To the knowledge of PVFC and each of the Subsidiaries, no other party to any material agreement to which PVFC or any of the Subsidiaries is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries.
          3.09. Absence of Changes. Since the PVFC Balance Sheet Date there has not been any material adverse change in the business, operations, assets or financial condition of PVFC.
          3.10. Loans. Except for such insufficiencies as would not reasonably be expected to have a material adverse effect on PVFC or Park View, the documentation (“Loan Documentation”) governing or relating to the loan and credit-related assets (“Loan Assets”) of PVFC or any of the Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of PVFC or any of the Subsidiaries in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally. All loans and extensions of credit that have been made by PVFC or any of the Subsidiaries comply in all material respects with applicable regulatory limitations and procedures. Any loans sold have been sold without recourse or any other obligation to repurchase such loan at any future date. Except as set forth in Section 3.10 of the PVFC Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.10 of the PVFC Disclosure Schedule, neither PVFC or any of the Subsidiaries is a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of PVFC or Park View, or any person, corporation or enterprise controlling, controlled by or under common control with either PVFC or Park View.
          3.11. Allowance for Loan Losses. Except as set forth in Section 3.11 of the PVFC Disclosure Schedule, there is no loan which is reflected as an asset in the PVFC Financial Statements that (a) is 90 days or more delinquent, (b) has been classified as “substandard,” “doubtful” or “loss,” or (c) has been designated as “special mention.” PVFC’s allowance for loan losses has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to PVFC and Park View and is adequate to provide for reasonably anticipated losses on outstanding loans.

          3.12. Reports and Records. Since January 1, 2002, PVFC and Park View have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the OTS and the FDIC, except where the failure to file such reports or maintain such records individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries.. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          3.13. Taxes.
          (a) Except as set forth in Section 3.13(a) of the PVFC Disclosure Schedule, PVFC and the Subsidiaries have timely filed all returns, amended returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever (including, without limitation, any interest, penalties or additions to tax with respect thereto) and any transferee liability in respect of any such items (individually a “Tax,” and collectively, “Taxes”) required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. PVFC and the Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the PVFC Financial Statements or have arisen in the ordinary course of business since the PVFC Balance Sheet Date.
          (b) Neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of PVFC or Park View, is threatening to assert against PVFC or any of the Subsidiaries any deficiency or claim for additional Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. There are no unexpired waivers by PVFC or any of the Subsidiaries of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the PVFC Financial Statements are adequate in all material respects for the periods covered. PVFC and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of PVFC or any of the Subsidiaries, other than liens for current Taxes not yet due and payable. Neither PVFC nor any of the Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

          (c) Except as set forth in Section 3.13(c) of the PVFC Disclosure Schedule, neither PVFC nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
          (d) Neither PVFC nor any of the Subsidiaries (i) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which PVFC is or was the common parent corporation, or (ii) has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
          (e) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
          (f) As of the date hereof, neither PVFC nor Park View has any reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          3.14. Property and Title.
          (a) Section 3.14(a) of the PVFC Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by PVFC or any of the Subsidiaries (collectively, the “PVFC Real Properties”). Copies of all leases of PVFC Real Properties have been provided to UCFC. Such leasehold interests have not been assigned or subleased. All PVFC Real Properties which are owned by PVFC or any of the Subsidiaries are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in Section 3.14(a) of the PVFC Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (iii) liens for current Taxes not yet due and payable.
          (b) PVFC and the Subsidiaries own, and are in rightful possession of, and have good title to, all of the other assets indicated in the PVFC Financial Statements as being owned by PVFC or the Subsidiaries, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except those assets disposed of in the ordinary course of business consistent with past practices.
          (c) The assets of PVFC on a consolidated basis are adequate to continue to conduct the businesses of PVFC and the Subsidiaries as such businesses are presently being conducted.
          3.15. Legal Proceedings. Except as set forth in Section 3.15 of the PVFC Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of PVFC or Park View, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by PVFC or any of the Subsidiaries, other than foreclosure actions that are identified on the “Loan Classified Report” as of June 30, 2007, included in Section 3.11 of the Disclosure Schedule.
          3.16. Compliance with Laws and Regulations.
          (a) None of PVFC, any of the Subsidiaries nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities (including, without limitation, the OTS, the FDIC, and the SEC) or the supervision or regulation of PVFC or any of the Subsidiaries (collectively, the “Regulatory Authorities”). Neither PVFC nor any of the Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any new or additional order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (b) Each of PVFC and the Subsidiaries has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on PVFC or the Subsidiaries.
          (c) Each of PVFC and the Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and administrative agency or commission or other federal, state or local government authority or instrumentality (each, a “Governmental Authority”) that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.
          (d) The savings accounts and deposits of Park View are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Park View has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and HOLA.
          3.17. No Conflict. Subject to the required adoption of this Agreement by the shareholders of PVFC, receipt of the required approvals of Governmental and Regulatory

Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by PVFC and any of the Subsidiaries does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to PVFC or the Subsidiaries or any of their respective properties; (ii) the articles of incorporation or code of regulations of PVFC, or the charter, bylaws or other governing instruments of any of the Subsidiaries; (iii) any material agreement, indenture or instrument to which PVFC or any of the Subsidiaries is a party or by which any of their properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to PVFC or the Subsidiaries other than, in the clauses (i), (iii) and (iv) any such conflicts, violation, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on PVFC or a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of PVFC or any of the Subsidiaries; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by PVFC or any of the Subsidiaries.
          3.18. Brokers, Finders and Others. Except for fees and expenses that are payable to Keefe, Bruyette and Woods, Inc. (“PVFC’s Financial Advisor”) and the ordinary and customary legal and accounting fees, there are no fees or commissions of any sort whatsoever claimed by, or payable by PVFC or Park View to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.
          3.19. Employment Agreements. Except as set forth in Section 3.19 of the PVFC Disclosure Schedule, neither PVFC nor any of the Subsidiaries is a party to any employment, change in control, severance or consulting agreement. Other than Park View, none of the Subsidiaries has ever had any employees who were entitled to receive compensation for services to any of the Subsidiaries. Neither PVFC nor Park View is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Each of PVFC and Park View is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or Park View. Neither PVFC nor Park View has engaged in any unfair labor practice, other than practices that individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or Park View.
          3.20. Employee Benefit Plans.
          (a) Section 3.20(a) of the PVFC Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare

(including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (i) PVFC or Park View and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of PVFC or any of the Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”). Neither PVFC nor any of the Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law.
          (b) Each Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan (whether an individually designed or prototype plan) that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS. Neither PVFC nor Park View has received notice from the IRS, or is aware of any circumstances likely to result in the revocation by the IRS, of the plan’s favorable determination letter. There is no material pending or, to the knowledge of PVFC or Park View, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither PVFC nor any of the Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject PVFC or any of the Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
          (c) None of PVFC or any of the Subsidiaries, or any entity which is considered one employer with PVFC or Park View under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), (i) has ever sponsored, maintained or been obligated to contribute to any Pension Plan subject to either Title IV of ERISA or the funding requirements of Section 412 of the Code; or (ii) has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. There is no pending investigation or enforcement action by the PBGC, the Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.
          (d) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate plan or any employee benefit arrangements under any collective bargaining agreement to which PVFC or any of the Subsidiaries is a party have been timely made or have been reflected on the PVFC Financial Statements.

          (e) Neither PVFC nor any of the Subsidiaries has any obligations to provide retiree health and retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.
          (f) PVFC and any of the Subsidiaries do not maintain any foreign Compensation and Benefit Plans.
          (g) With respect to each Compensation and Benefit Plan, if applicable, PVFC or Park View has provided to UCFC, true and complete copies of: (i) Compensation and Benefit Plan documents and all subsequent amendments thereto; (ii) trust instruments and insurance contracts and all subsequent amendments thereto; (iii) the most recent annual returns (Forms 5500) and financial statements; (iv) the most recent summary plan descriptions and all subsequent summaries of material modifications; (v) the most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code § 401(a); and (vi) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed with the IRS within the twelve months ending immediately before the date hereof.
          (h) Except as disclosed in Section 3.20(h) of the PVFC Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.
          3.21. Insurance. PVFC and each of the Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PVFC and the Subsidiaries reasonably have determined to be prudent in accordance with industry practices. Section 3.21 of the PVFC Disclosure Schedule lists (a) all of the insurance policies, binders or bonds maintained by PVFC or the Subsidiaries and (b) describes all claims filed by PVFC or the Subsidiaries against the insurers of PVFC and the Subsidiaries since January 1, 2004. All such insurance policies are in full force and effect, neither PVFC nor any of the Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.
          3.22. Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority, Regulatory Authority or any other third party is required to be made or obtained by PVFC or any of the Subsidiaries in connection with the execution, delivery or performance by PVFC of this Agreement or the consummation by PVFC of the transactions contemplated hereby, except for (a) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the certificate of merger with the Secretary of State of Ohio pursuant to the OGCL, (c) the adoption of this Agreement by the PVFC shareholders, and (d) the filing with the SEC of the Proxy/Prospectus (as defined in Section 7.03(a)).
          3.23. Contracts. Section 3.23 of the PVFC Disclosure Schedule describes all contracts, whether written or oral, in existence as of the date of this Agreement and quantifies all termination or cancellation fees and penalties due thereunder (other than those contracts which (a) have been performed completely, (b) may be terminated without penalty and upon no more than 30 days’ prior notice or (c) involve the payment by or to PVFC or any of the Subsidiaries of less than $5,000 per year and have a term of less than three years) in connection with the purchase of property or goods or the performance of services. True, complete and correct copies of all such contracts have been delivered to UCFC. Neither PVFC nor any of the Subsidiaries, nor, to the knowledge of PVFC or Park View, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
          3.24. Trust Preferred Offerings.
          (a) In June 2004, PVFC issued trust preferred securities through the formation of PVF Capital Trust I (the “2004 Trust Preferred Offering”). None of the debt or securities issued by PVFC or PVF Capital Trust I in the 2004 Trust Preferred Offering is convertible into PVFC Shares nor entitles any person to any voting rights with respect to any PVFC Shares. Neither PVFC nor PVF Capital Trust I is in default under any of the documents executed in connection with the Trust Preferred Offering, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
          (b) In June 2006, PVFC issued trust preferred securities through the formation of PVF Capital Trust II (the “2006 Trust Preferred Offering”). None of the debt or securities issued by PVFC or PVF Capital Trust II in the 2006 Trust Preferred Offering is convertible into PVFC Shares nor entitles any person to any voting rights with respect to any PVFC Shares. Neither PVFC nor PVF Capital Trust II is in default under any of the documents executed in connection with the Trust Preferred Offering, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
          3.25. Environmental Matters. Neither the conduct nor operation of PVFC or the Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, violates or violated Environmental Laws and to PVFC’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To PVFC’s knowledge, neither PVFC nor any of the Subsidiaries has received any notice from any person or entity that PVFC or any of the Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxics wastes, substances or materials at, on, beneath, or originating from any such property. Neither PVFC nor Park View has knowledge that (i) any of the PVFC Real Properties or improvements thereon or any of the real properties in respect of which Park View has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the

“Park View Real Estate Collateral”) or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (ii) any of the business operations of PVFC or the Subsidiaries have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (iii) any of the PVFC Real Properties or improvements thereon, or the Park View Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.
          For purposes of this Agreement, (a) “Environmental Law” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts, and (b) “Hazardous Substances” means, at any time: (i) any “hazardous substance” as defined in §101(14) of CERCLA or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any other Environmental Law as of the date of this Agreement; and (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.
          3.26. PVFC Information. True and complete copies of all documents listed in the PVFC Disclosure Schedule have been made available or provided to UCFC. The books of account, stock record books and other financial and corporate records of PVFC and the Subsidiaries, all of which have been made available to UCFC, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations and such books and records are accurately reflected in all material respects in the PVFC Financial Statements, except for portions of records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement.
          3.27. CRA Compliance. Neither PVFC nor Park View has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Park View received a CRA rating of “satisfactory” or better on each of its last three examinations. Neither PVFC nor Park View knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause PVFC or Park View to receive any notice of non-compliance with such provisions or cause the CRA rating of PVFC or Park View to fall below satisfactory.
          3.28. Ownership of UCFC Shares. As of the date hereof, neither PVFC, any Subsidiaries nor Park View nor, to the knowledge of PVFC and Park View, any of their affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any UCFC Shares.

          3.29. Fairness Opinion. The Board of Directors of PVFC has received the opinion of PVFC’s Financial Advisor dated the date of this Agreement to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by the PVFC shareholders in connection with the Corporate Merger pursuant to this Agreement is fair, from a financial point of view, to the PVFC shareholders.
          3.30. Real Property Interest. PVFC Shares are not a U.S. real property interest within the meaning of Treasury Department Regulation Sections 1.897-2(b)(1) and (h).
          3.31. Internal Controls.
          (a) The Chief Executive Officer and Treasurer of PVFC have evaluated the effectiveness of PVFC’s disclosure controls and procedures as of the end of the periods covered by the PVFC Financial Statements and as of the date of this Agreement. Section 3.31(a) of the PVFC Disclosure Schedule presents the conclusions of the Chief Executive Officer and Treasurer of PVFC about the effectiveness of such disclosure controls and procedures as of the end of the periods covered by the PVFC Financial Statements. PVFC has disclosed to UCFC: (i) all significant deficiencies and material weaknesses in the design or operation of the disclosure controls and procedures which are reasonably likely to adversely affect PVFC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PVFC’s disclosure controls and procedures.
          (b) The Chief Executive Officer and Treasurer of PVFC have evaluated the effectiveness of PVFC’s internal control over financial reporting as of the end of the periods covered by the PVFC Financial Statements and as of the date of this Agreement. Section 3.31(b) of the PVFC Disclosure Schedule presents the conclusions of the Chief Executive Officer and Treasurer of PVFC about the effectiveness of such internal control as of the end of the periods covered by the PVFC Financial Statements. PVFC has disclosed to UCFC: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PVFC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PVFC’s internal control over financial reporting. PVFC has provided to UCFC all documentation related to PVFC’s internal control over financial reporting.
          3.32. Liquidation Account. PVFC or Park View has maintained accurate and complete books and records regarding the Liquidation Account, including identification of the persons and entities who currently have rights therein and the value of such rights.
ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF UCFC AND HOME SAVINGS
          UCFC and Home Savings hereby represent and warrant to PVFC and Park View that:

          4.01. Corporate Status.
          (a) UCFC is an Ohio corporation and a unitary savings and loan holding company registered under HOLA. UCFC is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the required adoption of this Agreement by the UCFC shareholders and the obtaining of appropriate approvals of Governmental and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on UCFC. UCFC has made available to PVFC true and complete copies of its articles of incorporation and code of regulations as amended to the date of this Agreement.
          (b) Home Savings is an Ohio savings bank and is regulated by the Ohio Division of Financial Institutions (“ODFI”) and the FDIC. Home Savings is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property and to carry on its business as presently conducted. Home Savings is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Home Savings. Home Savings has made available to PVFC true and complete copies of its articles of incorporation and bylaws as amended to the date of this Agreement.
          (c) Butler Wick Corp. (i) is an Ohio corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio [and the Commonwealth of Pennsylvania], (ii) has the full corporate power and authority to own its property, to carry on its business as presently conducted, and (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on it.
          4.02. Corporate Proceedings. Subject to the adoption of this Agreement by the UCFC shareholders at a meeting duly called and held (the “UCFC Meeting”), all corporate proceedings of UCFC and Home Savings necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken. This Agreement has been duly executed and delivered by each of UCFC and Home Savings.
          4.03. Capitalization of UCFC.
          (a) As of the date of this Agreement, the authorized capital stock of UCFC consists only of (i) 499,000,000 UCFC Shares, of which 30,212,969 shares are issued and outstanding, and 7,591,488 shares are held in treasury, and (ii) 1,000,000 preferred shares, without par value, none of which are outstanding. The outstanding UCFC Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, 2,000,000 UCFC Shares are available for future grants of stock options (the “UCFC Stock Options”) that may be awarded under UCFC’s stock option plans (the “UCFC Stock Option Plans”). As of the date of this Agreement, except for the UCFC Stock Options, and the shares issuable to PVFC’s shareholders pursuant to this Agreement, UCFC has no other commitment or obligation to issue, deliver or sell any UCFC Shares. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of UCFC, and no securities or other instruments or obligations of UCFC, the value of which is in any way based upon or derived from any capital or voting stock of UCFC, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of UCFC may vote. Except as set forth above, as of the date of this Agreement, there are no material contracts of any kind to which UCFC is a party or by which UCFC is bound obligating UCFC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, UCFC or obligating UCFC to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. As of the date of this Agreement, there are no outstanding material contractual obligations of UCFC to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, UCFC.
          (b) The UCFC Shares to be issued in exchange for PVFC Shares in the Corporate Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of shareholders and will be issued in compliance with applicable United States federal and state securities laws.
          4.04. Authorized and Effective Agreement. This Agreement has been duly executed and delivered by each of UCFC and Home Savings, and assuming the due authorization, execution and delivery by each of PVFC and Park View, constitutes the legal, valid and binding obligation of each of UCFC and Home Savings, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of UCFC and Home Savings has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the UCFC shareholders, the obtaining of appropriate approvals by Governmental and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.
          4.05. No Conflict. Subject to the required adoption of this Agreement by the UCFC shareholders, the receipt of the required approvals of Governmental and Regulatory Authorities, the expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by UCFC and Home Savings do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to UCFC or any of its properties; (ii) the articles of incorporation or code of regulations of UCFC or the charter or bylaws of Home Savings; (iii) any material agreement, indenture or instrument to which UCFC or Home Savings is a party or by which it or its properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to UCFC or Home Savings other than, in the case of clauses (i), (iii) and (iv) any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on UCFC on a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of UCFC or Home Savings, other than such security interests, mortgage, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on UCFC on a consolidated basis; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by UCFC other than such violations, cancellations, modifications, revocations or suspensions that individually or in the aggregate would not reasonably be expected to have a material effect on UCFC on a consolidated basis.
          4.06. SEC Filings. Since January 1, 2002, UCFC has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          4.07. Financial Statements of UCFC and Home Savings. UCFC and Home Savings have furnished to PVFC and Park View (a) the audited consolidated financial statements of UCFC consisting of consolidated balance sheets as of December 31, 2006, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2006, including accompanying notes and the report thereon of Crowe Chizek and Company LLC, and (b) the unaudited interim consolidated statements of UCFC, consisting of consolidated statements of financial condition as of March 31, 2007 (the “UCFC Balance Sheet Date”), the related unaudited consolidated statements of earnings, shareholders’ equity, and cash flows including the related notes thereto for the three months ended March 31, 2007, of UCFC (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “UCFC Financial Statements”). The UCFC Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of UCFC at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

          4.08. Brokers, Finders and Others. Except for fees and expenses payable to Stifel, Nicolaus & Company, Incorporated (“UCFC’s Financial Advisor”), there are no fees or commissions of any sort whatsoever claimed by, or payable by UCFC to, any broker, finder, intermediary attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.
          4.09. Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental or Regulatory Authority or any other third party is required to be made or obtained by UCFC or Home Savings in connection with the execution, delivery or performance by UCFC or Home Savings of this Agreement or the consummation by UCFC of the transactions contemplated hereby, except for (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificate of merger with the Secretary of State of Ohio pursuant to the OGCL, (c) the filing with the SEC of the Registration Statement (as defined in Section 7.03 below) and such reports under the Exchange Act as may be required in connection with this Agreement, the Corporate Merger and the other transactions contemplated hereby, (d) any filings required under the rules and regulations of Nasdaq, (e) the adoption of this Agreement by the UCFC shareholders, and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings, except for such consents, approvals orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material effect on UCFC on a consolidated basis.
          4.10. Absence of Undisclosed Liabilities. Except as set forth in publicly available documents filed by UCFC with the SEC prior to the date of this Agreement (the “UCFC Filed SEC Documents”) and in the UCFC Financial Statements, and except as arising hereunder, UCFC has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of March 31, 2007, other than liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on UCFC. Except as set forth in the UCFC Filed SEC Documents, all debts, liabilities, guarantees and obligations of UCFC and Home Savings incurred since March 31, 2007, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither UCFC nor Home Savings is in default or breach of any material agreement to which UCFC or Home Savings is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on UCFC on a consolidated basis. To the best knowledge of UCFC and Home Savings, no other party to any material agreement to which UCFC or Home Savings is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on UCFC on a consolidated basis.
          4.11. Absence of Changes. Except (a) as set forth in the UCFC Filed SEC Documents, (b) as otherwise publicly disclosed in press releases issued by UCFC, or (c) in the ordinary course of business consistent with past practice, since December 31, 2006, there has not been any material adverse change in the business, operations, assets or financial condition of UCFC and Home Savings taken as a whole, and, to the knowledge of UCFC and Home Savings, no fact or condition exists that UCFC or Home Savings believes will cause such a material adverse change in the future.
          4.12. Legal Proceedings. Except as set forth in the UCFC Filed SEC Documents, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of UCFC and Home Savings, threatened in any court, before any Governmental Authority or instrumentality or in any arbitration proceeding (a) against UCFC or Home Savings which, if adversely determined against UCFC or Home Savings, would have a material adverse effect on UCFC on a consolidated basis; or (b) against or by UCFC or Home Savings which, if adversely determined against UCFC or Home Savings, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.
          4.13. Regulatory Matters. None of UCFC, Home Savings or the respective properties of UCFC and Home Savings is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Neither UCFC nor Home Savings has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          4.14. Ownership of PVFC Shares. Except as previously disclosed, neither UCFC nor Home Savings, nor to the knowledge of UCFC, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any PVFC Shares.
          4.15 Fairness Opinion. The Board of Directors of UCFC has received the opinion of UCFC’s Financial Advisor to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be paid by UCFC to the holders of PVFC Shares (other than PVFC Dissenting Shares) in connection with the Corporate Merger pursuant to this Agreement is fair to UCFC, from a financial point of view.
          4.16. Compliance with Laws and Regulations.
          (a) None of UCFC, Home Savings nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Neither UCFC nor Home Savings has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any new or additional order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (b) Each of UCFC and Home Savings has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules,

judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on UCFC or Home Savings.
          (c) Each of UCFC and Home Savings has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on UCFC or Home Savings; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.
          (d) The savings accounts and deposits of Home Savings are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Home Savings has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and HOLA.
          4.17. Taxes.
          (a) UCFC and Home Savings have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. UCFC and Home Savings have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the UCFC Financial Statements or have arisen in the ordinary course of business since the UCFC Balance Sheet Date.
          (b) Neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of UCFC or Home Savings, is threatening to assert against UCFC or Home Savings any deficiency or claim for additional Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. There are no unexpired waivers by UCFC or Home Savings of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the UCFC Financial Statements are adequate in all material respects for the periods covered. UCFC and Home Savings have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of UCFC or Home Savings, other than liens for current Taxes not yet due and payable. Neither UCFC nor Home Savings has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

          (c) As of the date hereof, neither UCFC nor Home Savings has any reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          4.18. CRA Compliance. Neither UCFC nor Home Savings has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Home Savings received a CRA rating of “satisfactory” or better on each of its last three examinations. Neither UCFC nor Home Savings knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause UCFC or Home Savings to receive any notice of non-compliance with such provisions or cause the CRA rating of UCFC or Home Savings to fall below satisfactory.
ARTICLE FIVE
FURTHER COVENANTS OF PVFC AND PARK VIEW
          5.01. Operation of Business. PVFC and Park View each covenant to UCFC that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01), except as expressly contemplated or permitted by this Agreement or to the extent that UCFC shall otherwise consent in writing:
          (a) PVFC and Park View will conduct, and will cause the Subsidiaries to conduct, their respective businesses only in the ordinary and usual course consistent with past practice, and neither PVFC nor the Subsidiaries shall take any action that would be inconsistent with any representation or warranty of PVFC or Park View set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation.
          (b) Except as provided for by this Agreement or as otherwise approved expressly in writing by UCFC, neither PVFC nor the Subsidiaries will:
               (i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of PVFC or the Subsidiaries, tangible or intangible, which are material, individually or in the aggregate, to PVFC or the Subsidiaries, except for loan sales and pledges of assets to secure FHLB advances in the ordinary course of business and consistent with past practice;
               (ii) make any capital expenditures which individually exceed $25,000 or in the aggregate exceed $100,000;
               (iii) become bound by, enter into, or perform any material contract, commitment or transaction that would be reasonably likely to (A) have a material adverse effect on PVFC or any of the Subsidiaries, (B) impair in any material respect the ability of PVFC or any of the Subsidiaries to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;
               (iv) declare, pay or set aside for payment any dividends or make any distributions on PVFC shares, other than quarterly dividends in amount not to exceed $.074 per share per quarter, the record dates and payment dates of which shall be substantially in accordance with the dividend payment practice of PVFC during the fiscal year ended June 30, 2007;
               (v) purchase, redeem, retire or otherwise acquire any PVFC Shares, except for PVFC shares tendered in payment of the exercise price in connection with the valid exercise of a PVFC Stock Option outstanding on the date hereof;
               (vi) issue any PVFC Shares or grant any option or right to acquire any of its capital shares, except that PVFC may issue PVFC Shares upon the valid exercise of a PVFC Stock Option outstanding on the date hereof;
               (vii) amend or propose to amend any of the governing documents of PVFC or any the Subsidiaries;
               (viii) reorganize or acquire all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;
               (ix) except as set forth in Schedule 5.01(b)(ix) of the Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of PVFC or Park View, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that PVFC or Park View may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the PVFC Disclosure Schedule, or regular annual renewals of insurance contracts;
               (x) announce or pay any general wage or salary increase or bonus, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of PVFC or Park View, except for changes that are required by applicable law and those salary increases and bonuses set forth in Section 5.01(b)(x) of the PVFC Disclosure Schedule;
               (xi) borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others, except for Federal Home Loan Bank advances in the ordinary course of business;
               (xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
               (xiii) make or change any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes;

               (xiv) originate or issue a commitment to originate any loan or note in a principal amount of $500,000 or more or on an aggregate basis to one borrower of $1,000,000 or more, or modify, renew, or release any collateral on any existing loan the outstanding balance of which, including principal, interest and fees, is $300,000 or more;
               (xv) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;
               (xvi) except in the ordinary course of business consistent with past practice, enter into any securities transactions or purchase or otherwise acquire any investment security other than U.S. Government and U.S. agency obligations;
               (xvii) increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Park View’s market;
               (xviii) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that Park View shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products;
               (xix) purchase or otherwise acquire any interest in a loan held by a third party;
               (xx) open any new branches or loan production offices or close any branches or loan production offices in existence on the date of this Agreement;
               (xxi) increase or decrease the number of directors currently serving as of the date of this Agreement on PVFC or Park View’s Board of Directors;
               (xxii) become bound by or enter into any contract related to the provision of advisory or consulting services to PVFC or any Subsidiary; or
               (xxiii) enter into any agreement to do any of the foregoing.
          (c) PVFC and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
          (d) PVFC and each of the Subsidiaries shall perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses.
          (e) PVFC and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.
          (f) PVFC or the Subsidiaries shall maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the PVFC Balance Sheet Date, and upon the renewal or termination of such insurance, PVFC and the Subsidiaries will use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them at the PVFC Balance Sheet Date.
          (g) PVFC and the Subsidiaries shall afford to UCFC and Home Savings and to their officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, PVFC and the Subsidiaries shall make available to UCFC or Home Savings upon reasonable request (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as UCFC or Home Savings may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants), provided that neither UCFC or Home Savings shall unreasonably interfere with the business operations of PVFC or Park View and either PVFC or Park View may, in its discretion, limit the access of UCFC or Home Savings to the employees of PVFC or Park View whose work product PVFC or Park View reasonably wishes to keep confidential.
          5.02. Notification. Between the date of this Agreement and the Closing Date, PVFC promptly shall notify UCFC in writing if PVFC or Park View becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of PVFC or Park View, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the PVFC Disclosure Schedule, PVFC will promptly deliver to UCFC a supplement to the PVFC Disclosure Schedule specifying such change (“Updated PVFC Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated PVFC Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by UCFC. During the same period, PVFC will promptly notify UCFC of (i) the occurrence of any breach of any of the covenants of PVFC or Park View contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to PVFC or Park View, to result in a material adverse effect with respect to PVFC or any of the Subsidiaries.
          5.03. Acquisition Transactions. PVFC and Park View shall (a) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, PVFC or Park View (collectively, “Acquisition Transactions”), (b) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing in connection with an Acquisition Transaction, and (c) give UCFC prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the furnishing of information (other than information regarding UCFC or its affiliates that is covered by the confidentiality agreement between UCFC and PVFC dated July 10, 2007), consideration, negotiation and consummation of an Acquisition Transaction not solicited by PVFC or Park View or any of their respective officers, directors, agents or affiliates if, and to the extent that, the Board of Directors of PVFC (as constituted as of the date of this Agreement) reasonably determines in good faith after consultation with PVFC’s Financial Advisor and upon written advice of counsel to PVFC that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of PVFC; provided, however, that PVFC shall give UCFC prompt notice of any such proposal of an Acquisition Transaction and keep UCFC promptly informed regarding the substance thereof and the response of the Board of Directors of PVFC thereto.
          5.04. Delivery of Information. PVFC and Park View shall furnish to UCFC promptly after such documents are available: (a) all reports, proxy statements or other communications by PVFC to its shareholders, (b) all press releases relating to any transactions and (c) all filings made with the SEC.
          5.05. Affiliates Compliance with the Securities Act. No later than the 15th day prior to the mailing of the Proxy/Prospectus (as defined in Section 7.03 below), PVFC shall deliver to UCFC a schedule of all persons whom PVFC reasonably believes are, or are likely to be, as of the date of the PVFC Meeting, deemed to be “affiliates” of PVFC as that term is used in Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Thereafter and until the Effective Time, PVFC shall identify to UCFC each additional person whom PVFC reasonably believes to have thereafter become a Rule 145 Affiliate.
          5.06. Voting Agreement. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to UCFC’s willingness to enter into this Agreement, each of the directors and executive officers of PVFC and Park View shall enter into a Voting Agreement in the form attached hereto as Exhibit B. If any person shall become a director or executive officer of PVFC or Park View after the date of this Agreement and until the Effective Time, PVFC and Park View shall cause each such person to execute a Voting Agreement.
          5.07 No Control. Nothing contained in this Agreement shall give UCFC or Home Savings, directly or indirectly, the right to control or direct the operations of PVFC or Park View prior to the Effective Time. Prior to the Effective Time, each of PVFC and UCFC shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

          5.08 Accounting Policies. Before the Effective Time and at the request of UCFC, PVFC or Park View’s shall promptly (a) establish and take such accruals to conform Park View’ loan and accrual policies to UCFC’s policies; (b) establish and take such accruals and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Corporate Merger, the Bank Merger and restructuring charges related to or to be incurred in connection with such mergers, to the extent permitted by law, consistent with GAAP and on a basis mutually satisfactory to it and UCFC; provided, however, that neither PVFC nor Park View shall be obligated to make any such changes or adjustments until the satisfaction of all unwaived conditions set forth in Sections 8.01, 8.02 and 8.03, and further provided that no basis for termination of this Agreement by any party pursuant to Article Ten exists. PVFC’s and Park View’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.08.
          5.09 PVFC Meeting. PVFC shall establish a record date for, duly call, give notice of, convene and, no later than 45 days after the effectiveness of the Registration Statement, hold the PVFC Meeting unless otherwise agreed to by UCFC and PVFC. Subject to the exercise of the Board of Directors’ fiduciary duties, including the receipt from PVFC’s Financial Advisor of an opinion dated as of the date of the Proxy/Prospectus to the effect that the consideration to be received by the holders of PVFC Shares in the Corporate Merger is fair, from a financial point of view, to the holders of PVFC Shares, the PVFC Board of Directors shall recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy/Prospectus.
          5.10 Tax Matters.
          (a) Without the prior written consent of UCFC, neither PVFC nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to PVFC or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to PVFC or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of PVFC or any of its Subsidiaries for any period ending after the Effective Date or decreasing any Tax attribute of PVFC or any of its Subsidiaries existing on the Effective Date.
          (b) Except as otherwise set forth herein, each of UCFC and PVFC agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of PVFC and its shareholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of UCFC and PVFC agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Corporate Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

          5.11 Insurance Coverage. PVFC shall cause the policies of insurance listed in the PVFC Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Time.
          5.12 Supplemental Assurances.
          (a) On the date the Registration Statement becomes effective and on the Effective Time, PVFC shall deliver to UCFC a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of PVFC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (b) On the date the Registration Statement becomes effective and on the Effective Time, UCFC shall deliver to PVFC a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of PVFC) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          5.13 Subsidiaries. PVFC shall cause the proper and lawful dissolution and winding up prior to the Effective Time of any of its Subsidiaries that is inactive as of the date of this Agreement.
ARTICLE SIX
FURTHER COVENANTS OF UCFC
          6.01 Employees; Employee Benefits.
          (a) UCFC and Home Savings will review all of the PVFC and Park View Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by PVFC or Park View are changed or terminated by UCFC or Home Savings, in whole or in part, UCFC or Home Savings shall provide Continuing Employees (as defined in Section 6.01(b)) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of UCFC and Home Savings (as of the date any such compensation or benefit is provided). This Agreement shall not be construed to limit the ability of UCFC or Home Savings to terminate the employment of any employee or review employee benefits programs from time to time and to make such changes as UCFC or Home Savings deem appropriate.
          (b) All employees of PVFC or Park View as of the date of this Agreement who are actively employed by PVFC or Park View as of the Effective Time and offered employment by UCFC or Home Savings shall be at will employees of UCFC or Home Savings (“Continuing Employees”). Continuing Employees will be eligible to participate in Home Savings’ benefit plans on the earliest date permitted by such plan, with credit for years of service with PVFC or Park View for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits except for vacation and sick leave). UCFC shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under PVFC’s equivalent plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents.
          (c) Any employee of PVFC or Park View who is actually employed by PVFC or Park View at the Effective Time, not covered by a written employment or severance agreement and not offered employment by UCFC or Home Savings after the Effective Time, and any Continuing Employee who is terminated by UCFC other than for cause within six months of the Effective Time shall receive a severance payment equal to one week of his or her then current base salary multiplied by the number of total completed years of service with PVFC, Park View, UCFC or Home Savings; provided, however, that the maximum severance payment shall not exceed 26 weeks of his or her base salary.
          (d) Immediately prior to the Effective Time, PVFC or Park View, as applicable, shall pay or cause to be paid all amounts that have become, or will become at the Effective Time, due and payable with respect to (i) the Supplemental Executive Retirement Plans set forth on Schedule 3.20(a) of the Disclosure Schedule; (ii) the severance (change in control) agreements and the employment agreement set forth on Schedule 3.19 of the Disclosure Schedule to each employee as to whom all of the condition entitling such employee to receive a change of control or severance payment have been satisfied; and (iii) the PVFC Stock Options as set forth in Section 2.01(d) of this Agreement.
          (e) The covenants of this Section 6.01 shall survive the Corporate Merger.
          6.02. Exchange Listing. If required, UCFC shall file a listing application with Nasdaq for the UCFC Shares to be issued to the former holders of PVFC Shares in the Corporate Merger at the time prescribed by applicable rules and regulations of Nasdaq, and shall use all commercially reasonable efforts to cause the UCFC Shares to be issued in connection with the Corporate Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.
          6.03. Notification. Between the date of this Agreement and the Closing Date, UCFC will promptly notify PVFC in writing if UCFC or Home Savings becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of UCFC or Home Savings or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, UCFC will promptly notify PVFC of (i) the occurrence of any breach of any of the covenants of UCFC or Home Savings contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to UCFC or Home Savings, to result in a material adverse effect with respect to UCFC or Home Savings.
          6.04 Indemnification.

          (a) Nothing in this Agreement is intended to affect any rights to indemnification to which any officer or director of PVFC or Park View may be entitled pursuant to the Articles of Incorporation, Code of Regulations, Charter or Bylaws of PVFC or Park View in effect prior to the Effective Time. From the Effective Time and continuing for a period of six years thereafter, the current and former officers and directors of PVFC and Park View shall be indemnified by UCFC against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding by reason of the fact that he is or was a director or officer of PVFC or Park View prior to the Effective Time to the maximum extent permitted by the Articles of Incorporation and Code of Regulations of UCFC but subject to any applicable limitations of Ohio law. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding as to which a director or officer of PVFC or Park View seeks indemnification under this Section 6.04(a) shall be paid by UCFC in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, subject to the terms and conditions set forth in Section 5.05 of the Code of Regulations of UCFC. As a condition to receiving such indemnification, the party claiming indemnification shall assign to UCFC, by separate writing, all right, title and interest in and to the proceeds of the claiming party’s applicable insurance coverage, if any, including insurance maintained or provided by UCFC or PVFC or Park View to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against UCFC, its subsidiaries, PVFC or Park View arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of UCFC, its subsidiaries, PVFC or Park View, or (iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.
          (b) For a period of six years from the Effective Time, UCFC shall use its reasonable best efforts to provide that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former Officers and Directors of PVFC or Park View with respect to claims against such Directors and Officers arising from facts or events that occurred before the Effective Time; provided, however, that in no event shall UCFC be required to expend more than 200% of the current amount expended by PVFC or Park View to maintain or procure such directors’ and officers’ insurance.
          6.05 Board of Directors. UCFC will select two individuals from the Board of Directors of PVFC in existence on the date of this Agreement to serve on the Board of Directors of UCFC and Home Savings beginning immediately after the Effective Time. Home Savings will elect John R. Male to serve on the Home Savings Board of Directors, beginning immediately after the Effective Time. UCFC and Home Savings will take all necessary action prior to the Effective Time to increase the number of directors on their respective Boards of Directors to permit the addition of these individuals. At the Effective Time, the director selected and nominated pursuant to this Section 6.05 shall be elected or appointed to fill a vacancy on the respective Boards.

          6.06 UCFC Meeting. UCFC shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold the UCFC Meeting no later than 45 days after the effectiveness of the Registration Statement, unless otherwise agreed to by PVFC and UCFC. The UCFC Board of Directors shall recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy/Prospectus.
ARTICLE SEVEN
FURTHER OBLIGATIONS OF THE PARTIES
          7.01. Cooperative Action. Subject to the terms and conditions of this Agreement, each of PVFC, Park View, UCFC and Home Savings agrees to use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, and to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for PVFC (“PVFC’s Counsel”) and counsel for UCFC (“UCFC’s Counsel”), to satisfy all legal requirements of the State of Ohio and of the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.
          7.02. Press Releases. Neither UCFC nor PVFC shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or Nasdaq rules to be made before such consent can be obtained.
          7.03. Proxy/Prospectus; Registration Statement.
          (a) As promptly as reasonably practical following the date hereof, PVFC and UCFC shall prepare mutually acceptable proxy and prospectus material that will constitute the proxy statement/prospectus (including all amendments or supplements thereto, the “Proxy/Prospectus”) relating to the matters to be submitted to the PVFC and UCFC shareholders for the PVFC Meeting and the UCFC Meeting, and UCFC shall file with the SEC a registration statement with respect to the issuance of UCFC Shares in the Corporate Merger (such registration statement, which shall include the Proxy/Prospectus and all amendments or supplements thereto, the “Registration Statement”). Each of PVFC and UCFC agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. UCFC also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. PVFC agrees to promptly furnish to UCFC all information concerning PVFC, Park View and the Officers, Directors and shareholders of PVFC as UCFC reasonably may request in connection with the foregoing. Each of PVFC and UCFC shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand.

Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), mailing the Proxy/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of PVFC and UCFC, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other’s approval, which approval shall not be unreasonably withheld or delayed.
          (b) Each of PVFC and UCFC agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, as of the date such Proxy/Prospectus is mailed to shareholders of PVFC and UCFC and up to and including the date of PVFC Meeting and UCFC Meeting to which such Proxy/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading.
          (c) Each of PVFC and UCFC agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement.
          (d) UCFC agrees to advise PVFC, promptly after UCFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of UCFC Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
          7.04. Regulatory Applications. UCFC will prepare and cause to be filed at its expense such applications and other documents with the FDIC and the ODFI, and any other Regulatory or Governmental Authorities as are required to secure the requisite approval to the consummation of the transactions provided for in this Agreement. PVFC and Park View agree that they will, as promptly as practicable after request and at their own expense, provide UCFC with all information and documents concerning PVFC and Park View as shall be required in connection with preparing any applications, registration statements and other documents that are to be prepared and filed by UCFC and in connection with regulatory approvals required to be obtained by UCFC hereunder. UCFC will provide PVFC with a reasonable opportunity to review and comment on such applications and other documents prior to filing such applications and other documents. UCFC will use its best efforts to cause such applications and other documents to be submitted to the applicable Regulatory or Governmental Authorities within 45 days following the date of this Agreement, provided that PVFC and Park View use their best efforts to provide requested information and conduct their review as expeditiously as possible.
          7.05. Confidentiality. The parties to this Agreement acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the “Information”) and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction, except as may be required by applicable laws. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.
          7.06 Proxy Solicitor. PVFC shall engage a proxy solicitor to assist in the solicitation of proxies for the PVFC Meeting.
ARTICLE EIGHT
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES
          8.01. Conditions to the Obligations of UCFC and Home Savings. The obligations of UCFC and Home Savings under this Agreement shall be subject to the satisfaction, or written waiver by UCFC and Home Savings prior to the Closing Date, of each of the following conditions precedent:
          (a) The representations and warranties of PVFC and Park View set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and UCFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of PVFC and Park View to such effect.
          (b) Each of PVFC and Park View shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the

Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement, and UCFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of PVFC and Park View to such effect.
          (c) The holders of not more than 10% of the outstanding PVFC Shares shall have perfected their dissenters’ rights under Section 1701.85 of the OGCL, if applicable, in connection with the transactions contemplated by this Agreement.
          (d) PVFC and Park View shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.
          (e) UCFC shall have received from UCFC’s Financial Advisor an opinion, dated as of the date of the Proxy/Prospectus, to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be paid by UCFC to the holders of PVFC Shares (other than PVFC Dissenting Shares) in connection with the Corporate Merger pursuant to this Agreement is fair to the UCFC shareholders, from a financial point of view.
          (f) Immediately prior to the Effective Time, PVFC shall have paid or caused to be paid or accrued for all amounts specified in Section 6.01(d) of this Agreement and any payments required in connection with the termination of any contracts listed on Schedule 3.23 of the Disclosure Schedule as to which UCFC has given PVFC written notice of intent to terminate.
          8.02. Conditions to the Obligations of PVFC and Park View. The obligations of PVFC and Park View under this Agreement shall be subject to satisfaction, or written waiver by PVFC and Park View prior to the Closing Date, of each of the following conditions precedent:
          (a) The representations and warranties of UCFC and Home Savings set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and PVFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of UCFC and Home Savings to such effect.
          (b) Each of UCFC and Home Savings shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02 of this Agreement, and PVFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of UCFC and Home Savings to such effect.

          (c) UCFC and Home Savings shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.
          (d) PVFC shall have received from PVFC’s Financial Advisor an opinion, dated as of the date of the Proxy/Prospectus, to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by the PVFC shareholders in connection with the Corporate Merger pursuant to this Agreement is fair to the PVFC shareholders, from a financial point of view.
          (e) UCFC or PVFC shall have purchased the directors’ and officers’ liability insurance required by Section 6.04(b) of this Agreement.
          (f) The Exchange Agent shall have delivered to PVFC a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from UCFC appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of UCFC Shares as required by this Agreement and to the effect that the Exchange Agent has received a cash amount equal to the Per Share Cash Consideration multiplied by one-half the number of PVFC Shares issued and outstanding at the Effective Time and appropriate instructions and authorization to deliver the such cash amount as required by this Agreement. UCFC shall be entitled to receive any interest earned on cash delivered to the Exchange Agent in accordance with this Section 8.02(f).
          (g) The UCFC Shares to be issued in the Corporate Merger will be approved for listing on Nasdaq.
          8.03. Mutual Conditions. The obligations of PVFC, Park View, UCFC and Home Savings under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:
          (a) The shareholders of PVFC and UCFC shall have duly adopted this Agreement by the required vote.
          (b) All approvals of Governmental and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain, other than divestitures or dispositions required to satisfy antitrust requirements, any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.
          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Corporate Merger shall be in effect. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Corporate Merger illegal.
          (d) The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.
          (e) UCFC and PVFC shall have received the written opinion of UCFC’s Counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Corporate Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, UCFC’s Counsel will require and rely upon customary representations contained in letters from UCFC and PVFC that UCFC’s Counsel reasonably deems relevant.
ARTICLE NINE
CLOSING
          9.01. Closing. The closing of the Corporate Merger pursuant to this Agreement (the “Closing”) shall take place at a date and time agreed upon by UCFC and PVFC as soon as reasonably practicable after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Eight of this Agreement to be satisfied. Notwithstanding any of the foregoing to the contrary, the Closing shall not occur on a date after that specified in Section 10.01(b)(i) of this Agreement or after the date or dates on which any Governmental or Regulatory Authority approval or any extension thereof expires. The date of the Closing is sometimes herein called the “Closing Date.”
          9.02. Closing Deliveries Required of UCFC and Home Savings. At the Closing, UCFC and Home Savings shall cause all of the following to be delivered to PVFC:
          (a) The certificates of UCFC and Home Savings contemplated by Section 8.02(a) and (b) of this Agreement.
          (b) Copies of all resolutions adopted by the directors of UCFC and Home Savings, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of UCFC and Home Savings, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.
          9.03. Closing Deliveries Required of PVFC and Park View. At the Closing, PVFC and Park View shall cause all of the following to be delivered to UCFC:
          (a) The certificates of PVFC and Park View contemplated by Sections 8.01(a) and (b) of this Agreement.

          (b) Copies of all resolutions adopted by the directors and the shareholders of PVFC and Park View approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of PVFC and Park View, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.
          (c) A written agreement from each Rule 145 Affiliate identified by PVFC pursuant to Section 5.05 in which such Rule 145 Affiliate confirms that the UCFC Shares received by such Rule 145 Affiliate pursuant to the Corporate Merger will be transferable only in accordance with Rule 145 of the Securities Act.
ARTICLE TEN
TERMINATION
          10.01. Termination. This Agreement may be terminated, and the Corporate Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of PVFC or UCFC:
          (a) By mutual written agreement of PVFC and UCFC duly authorized by action taken by or on behalf of their respective Boards of Directors;
          (b) By either PVFC or UCFC upon written notification to the non-terminating party:
               (i) at any time after March 31, 2008, if the Corporate Merger shall not have been consummated on or prior to such date and such failure to consummate the Corporate Merger is not caused by a breach of this Agreement by the terminating party;
               (ii) if any event occurs which, in the reasonable opinion of either UCFC or PVFC, would preclude satisfaction of any of the conditions set forth in Section 8.03 of this Agreement; or
               (iii) if, in compliance with the provisions of Section 5.03 of this Agreement, PVFC executes a definitive agreement in connection with, or closes, an Acquisition Transaction;
          (c) By PVFC upon written notice to UCFC if any event occurs which, in the reasonable opinion of PVFC, would preclude satisfaction of any of the conditions set forth in Section 8.02 of this Agreement;
          (d) By PVFC upon written notice to UCFC if, pursuant to Section 2.03(e), UCFC, in its sole discretion, does not increase the Exchange Ratio to preserve the status of the Corporate Merger as a tax-free reorganization;
          (e) By PVFC at any time during the five-day period ending two calendar days before the Closing Date, if:

               (i) the Average Closing Price (as defined below) is less than $7.99; and
               (ii) (A) the number obtained by dividing the Average Closing Price by $9.99 shall be less than (B) the number obtained by dividing the Index Price on the Walkaway Determination Date by the Index Price on the Starting Date and subtracting 0.20 from such quotient;
subject to the following. If PVFC elects to exercise this termination right, it shall give prompt written notice to be received by UCFC no later than one day following the Walkaway Determination Date; provided that such notice of termination may be withdrawn by PVFC at any time prior to two calendar days before the Closing Date. For five days after receipt of such a notice, UCFC shall have the option of increasing the Exchange Ratio so that the Per Share Consideration is $14.80. If UCFC makes this election, it shall give prompt written notice to PVFC of such election and the revised Exchange Ratio (the “Top-up Notice”). As a result, no termination will occur pursuant to this Section 10.01(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section. For purposes of this Section 10.01(e), the following terms shall have the following meanings:
     “Average Closing Price” means the average of the closing prices per share of the UCFC Shares as reported on Nasdaq for the 20 consecutive trading days ending seven calendar days before the Closing Date.
     “Walkaway Determination Date” shall mean the date which is seven calendar days prior to the Closing Date.
     “Index Price” on a given date means the closing value of the SNL Bank and Thrift Index.
     “Per Share Consideration” shall mean the Exchange Ratio multiplied by the Average Closing Price.
     “Starting Date” shall mean the last full trading day prior to the announcement by press release of the Corporate Merger or, if such announcement occurs after the close of trading on any trading day, such trading day.
          If UCFC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, non-acquisitive exchange of shares or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the prices for the UCFC Shares shall be appropriately adjusted for the purposes of applying this Section 10.01(e);
          (f) By PVFC if the Board of Directors of PVFC reasonably determines in good faith after consultation with PVFC’s Financial Advisor and upon the written advice of PVFC’s counsel, that the failure to agree to or endorse an Acquisition Transaction and terminate this Agreement could be expected to constitute a breach of its fiduciary duties to the shareholders of PVFC;
          (g) By UCFC upon written notice to PVFC if any event occurs which, in the reasonable opinion of UCFC, would preclude satisfaction of any of the conditions set forth in Section 8.01 of this Agreement.
          (h) By UCFC, in the event of a Material Adverse Change as to PVFC or Park View. “Material Adverse Change” means (i) any change that is material and adverse to the financial condition, results of operations or business of PVFC or Park View and its Subsidiaries taken as a whole; provided, however, that Material Adverse Change shall not be deemed to include the impact of (a) changes in banking, savings association and similar laws of general applicability or interpretations thereof by Regulatory or Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations and their holding companies generally, (c) changes in general economic conditions affecting banks, savings associations and their holding companies generally, including changes in prevailing interest rates, or (d) the public announcement of this Agreement or the effects of any action or omission taken with the prior written consent of UCFC or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) (including changes in interest rates) shall not be excluded as a Material Adverse Change to the extent of the materially disproportionate impact (if any) they have on PVFC or Park View and its Subsidiaries as measured relative to similarly situated companies in PVFC or Park View’s segment of the financial services industry, or (ii) any change that would materially impair their ability to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.
          (i) By PVFC, in the event of a Material Adverse Change as to UCFC or Home Savings means (i) any change that is material and adverse to the financial condition, results of operations or business of UCFC and its Subsidiaries taken as a whole; provided, however, that Material Adverse Change as to UCFC shall not be deemed to include (a) the impact of changes in banking, savings association and similar laws of general applicability or interpretations thereof by Regulatory or Governmental Authorities, (b) the impact of changes in GAAP or regulatory accounting requirements applicable to banks, savings associations and their holding companies generally, (c) the impact of changes in general economic conditions affecting banks, savings associations and their holding companies generally, including changes in prevailing interest rates, (d) the impact of the public announcement of this Agreement or the effects of any action or omission taken with the prior written consent of PVFC or as otherwise required by this Agreement, or (e) any reduction in the price of a UFCF Share that would not entitle PVFC to provide a Top-up Notice to UCFC pursuant to Section 10.01(e) above, provided that the effect of such changes described in clauses (a), (b) and (c) (including changes in interest rates) shall not be excluded as a Material Adverse Change to the extent of the materially disproportionate impact (if any) they have on UCFC or Home Savings and its Subsidiaries as measured relative to similarly situated companies in UCFC or Home Savings’s segment of the financial services industry, or (ii) any change that would materially impair their ability to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.

          10.02. Effect of Termination. If this Agreement is validly terminated by either PVFC or UCFC pursuant to Section 10.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of PVFC, Park View, UCFC or Home Savings except that (i) the provisions of Sections 5.03, 7.05 and 11.07 and this Article Ten will continue to apply following any such termination, and (ii) except as set forth in Section 10.04, nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.
          10.03. Termination Fee. In the event PVFC executes a definitive agreement in connection with, or closes, an Acquisition Transaction at any time after this Agreement is terminated pursuant to Section 10.01(f) until the expiration of twelve months from the date of such termination, PVFC shall pay to UCFC in immediately available funds the sum of $5,750,000 within five calendar days after the earlier of such execution or closing.
          10.04. Force Majeure. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided no party has failed to observe the material obligations of such party under this Agreement, no party shall be obligated to pay to the other party to this Agreement any fees or expenses or otherwise be liable hereunder.
ARTICLE ELEVEN
MISCELLANEOUS
          11.01. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:
               If to PVFC or Park View, to:
               PVF Capital Corp.
               30000 Aurora Road
               Solon, Ohio 44139
               Attn: C. Keith Swaney, President
               Facsimile Number: (440) 914-3916

               With a copy to:
               Muldoon Murphy & Aguggia, LLP
               5101 Wisconsin Ave., NW, Fifth Floor
               Washington, DC 20016
               Attn: Joel E. Rappoport, Esq.
               Facsimile Number: (202) 966-9409
               If to UCFC or Home Savings, to:
               United Community Financial Corp.
               275 West Federal Street
               Youngstown, Ohio 44503-1203
               Attn: Douglas M. McKay, Chairman and Chief Executive Officer
               Facsimile Number: (330) 742-0532
               With a copy to:
               Vorys, Sater, Seymour and Pease LLP
               Suite 2000, Atrium Two
               221 East Fourth Street
               Cincinnati, Ohio 45202
               Attn: Terri Reyering Abare, Esq.
               Facsimile Number: (513) 852-7810
          Any party to this Agreement may, by notice given in accordance with this Section 11.01, designate a new address for notices, requests, demands and other communications to such party.
          11.02. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.
          11.03. Entire Agreement. This Agreement (including the exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
          11.04. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.
          11.05. Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

          11.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).
          11.07. Payment of Fees and Expenses. Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by UCFC.
          11.08. Amendment. From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, except that after the PVFC Meeting or UCFC Meeting, this Agreement may not be amended if it would violate the OGCL.
          11.09. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
          11.10. No Third-Party Rights. Except as specifically set forth herein, including the right of former officers and directors of PVFC and Park View to enforce UCFC’s obligations under Section 6.04 herein, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each former PVFC or Park View officer or director and his or her heirs and representatives, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
          11.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
          11.12. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of UCFC, Home Savings, PVFC and Park View set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Two, Article Six, Article Seven and this Article Eleven); except that the Surviving Corporation and any director, officer or controlling person thereof may rely on such representations, warranties or covenants in any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PVFC or UCFC.
          11.13. Materiality. As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being “material” with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole, and (ii) the term “material adverse effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs, or financial performance of such entity and its subsidiaries, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Corporate Merger and the other transactions contemplated by this Agreement.
[REMAINDER OF THE PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of UCFC, Home Savings, PVFC and Park View to be effective as of the date set forth in the first paragraph above.

ATTEST:	UNITED COMMUNITY FINANCIAL CORP.

/s/ Jude J. Nohra Jude J. Nohra, Secretary	By:	/s/ Douglas M. McKay Douglas M. McKay, Chairman and Chief Executive Officer

ATTEST:	THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

/s/ Jude J. Nohra Jude J. Nohra, Secretary	By:	/s/ Patrick W. Bevack Patrick W. Bevack, President and Chief Operating Officer

ATTEST:	PVF CAPITAL CORP.

/s/ Jeffrey N. Male Jeffrey N. Male, Secretary	By:	/s/ John R. Male John R. Male, Chairman of the Board and CEO

ATTEST:	PARK VIEW FEDERAL SAVINGS BANK

/s/ Carol S. Porter Carol S. Porter, Secretary	By:	/s/ John R. Male John R. Male, Chairman of the Board and CEO

EXHIBIT A
AGREEMENT OF MERGER
     THIS AGREEMENT OF MERGER (this “Agreement”) is entered into as of the ___day of ___, 2007, by and between The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), a savings bank organized under Chapter 1161 of the Ohio Revised Code, and Park View Federal Savings Bank (“Park View”), a federal savings bank organized under the laws of the United States of America.
RECITALS:
     WHEREAS, Home Savings is a wholly owned subsidiary of United Community Financial Corporation (“UCFC”), an Ohio corporation, and Park View is a wholly owned subsidiary of PVF Capital Corp. (“PVF”), an Ohio corporation;
     WHEREAS, UCFC, Home Savings, PVF and Park View have entered into an Agreement of Merger and Plan of Reorganization dated July ___, 2007 (the “Merger Agreement”), which provides for the merger of PVF with and into UCFC and the subsequent merger of Park View with and into Home Savings; and
     WHEREAS, the boards of directors of each of the parties hereto have approved this Agreement;
     NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:
ARTICLE I
THE MERGER
     Section 1.1. At the Effective Time (as defined in Article IV below), Park View shall merge with and into Home Savings (the “Merger”) pursuant to Ohio Rev. Code §§ 1161.76 and 1701.78, 12 U.S.C. § 1828(c), and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the “Division”), the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”). Upon consummation of the Merger, the separate corporate existence of Park View shall cease and Home Savings shall continue as the surviving institution (the “Surviving Institution”).
ARTICLE II
NAME OF SURVIVING INSTITUTION
     Section 2.1. The name of the Surviving Institution shall be “The Home Savings and Loan Company of Youngstown, Ohio”.

ARTICLE III
CONVERSION OF SECURITIES
     Section 3.1. The shares of common stock of Home Savings issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.
     Section 3.2. At the Effective Time, by virtue of the Merger and without any action on the part of Home Savings or Park View, all of the shares of common stock of Park View that are issued and outstanding immediately prior thereto shall thereupon be canceled and extinguished.
ARTICLE IV
EFFECTIVE TIME
     Section 4.1. The Merger shall become effective immediately following and contingent upon the occurrence of the closing of the transactions contemplated by the Merger Agreement and at the date and time specified in the certificate of merger filed with the Ohio Secretary of State with respect to the Merger (the “Effective Time”); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) PVF shall have been merged with and into UCFC; (b) the sole shareholders of Home Savings and Park View shall have adopted this Agreement; (c) the Merger shall have been approved by all necessary regulatory agencies; (d) all applicable regulatory waiting periods shall have expired; (e) a certificate of merger with respect to the Merger shall have been filed with the Ohio Secretary of State; and (f) notification has been provided to the OTS pursuant to 12 C.F.R. § 563.22(b).
ARTICLE V
ARTICLES OF INCORPORATION AND CONSTITUTION
OF SURVIVING INSTITUTION
     Section 5.1. The articles of incorporation, constitution and bylaws of Home Savings as in effect at the Effective Time shall be the articles of incorporation, constitution and bylaws of the Surviving Institution at and after the Effective Time.
ARTICLE VI
EFFECTS OF MERGER
     Section 6.1. At the Effective Time, Park View shall merge with and into Home Savings, with Home Savings as the Surviving Institution. The business of the Surviving Institution shall be that of an Ohio savings bank, as provided for in its articles of incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed)

of Home Savings and Park View shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.
     Section 6.2. At the Effective Time, the Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Home Savings and Park View, respectively.
     Section 6.3. At the Effective Time, the Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Home Savings and Park View, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Home Savings and Park View, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Home Savings or Park View.
     Section 6.4. At the Effective Time, deposit accounts of both Park View and Home Savings shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either Home Savings or Park View shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.
ARTICLE VII
OFFICES OF SURVIVING INSTITUTION
     Section 7.1. At the Effective Time, the offices of the Surviving Institution shall be as set forth on Annex A attached hereto.
ARTICLE VIII
LIQUIDATION ACCOUNT
     Section 8.1. At the Effective Time, the Surviving Institution shall assume Park View’s liquidation account established upon Park View’s conversion to the stock form of ownership.
ARTICLE IX
OTHER TERMS
     Section 9.1. All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

     Section 9.2. Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.
     Section 9.3. This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to the terms thereof.
     Section 9.4. This Agreement may be executed in any number of counterparts and by facsimile and electronic transmission, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:	The Home Savings and Loan Company of Youngstown, Ohio

By:

Name:		Name:
Title:		Title:

ATTEST:	Park View Federal Savings Bank

By:

Name:		Name:
Title:		Title:

ANNEX A
Offices of Surviving Institution

EXHIBIT B
Voting Agreement
     THIS VOTING AGREEMENT (this “Agreement”) is entered into this ___day of ___, 2007, between the undersigned shareholder (the “Shareholder”) of PVF Capital Corp., an Ohio corporation (“PVFC”), and United Community Financial Corp., an Ohio corporation (“UCFC”).
RECITALS
     A. The Shareholder owns or has the power to vote, other than in a fiduciary capacity, ___ common shares, $0.01 par value per share, of PVFC (together with all other shares of PVFC that the Shareholder may subsequently acquire or obtain the power to vote, other than in a fiduciary capacity, the “Shares”).
     B. PVFC has entered into an Agreement and Plan of Merger by and among UCFC, The Home Savings and Loan Company of Youngstown, Ohio, PVFC and Park View Federal Savings Bank of even date herewith (the “Merger Agreement”).
     C. Under the terms of the Merger Agreement, PVFC has agreed to call a meeting of its shareholders for the purpose of voting upon the adoption of the Merger Agreement (together with any adjournments thereof, the “PVFC Meeting”).
     D. The parties to the Merger Agreement have made it a condition to their entering into the Merger Agreement that certain shareholders of PVFC, including the Shareholder, agree to vote their shares of PVFC in favor of the adoption of the Merger Agreement.
AGREEMENT
     Accordingly, the parties hereto agree as follows:
     1. Agreement to Vote. The Shareholder agrees, subject to Section 2 below, to vote the Shares as follows:
          (a) in favor of the adoption of the Merger Agreement;
          (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of PVFC or the purchase of all or a substantial portion of the assets of PVFC by any person or entity other than UCFC or an affiliate of UCFC; and
          (c) against any other transaction which is inconsistent with the obligations of PVFC under the Merger Agreement.

     2. Limitation on Voting Power. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder’s capacity as a director or officer of PVFC with respect to any matter, including but not limited to, the management or operation of PVFC.
     3. Termination. This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article Ten of the Merger Agreement, (b) the date on which the merger contemplated by the Merger Agreement is consummated, or (c) the death of the Shareholder.
     4. Representations, Warranties, and Additional Covenants of the Shareholder. The Shareholder hereby represents and warrants to UCFC that (a) the Shareholder has the capacity and all necessary power and authority to vote the Shares, and (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of UCFC, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote the Shares or which would be inconsistent with this Agreement. Notwithstanding the foregoing, the Shareholder may transfer all or a portion of the Shares to an immediate family member, but only if the transferee executes an identical Voting Agreement.
     5. Specific Performance. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that UCFC shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with obtaining any such injunctive or equitable relief. This provision is without prejudice to any other rights that UCFC may have against the Shareholder for any failure to perform his obligations under this Agreement.
     6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to any of its conflict of laws principles.
     7. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.
     IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the day and year first above written.

SHAREHOLDER	UNITED COMMUNITY FINANCIAL CORP.

By:

Name:

Print Name:	Title:

Cincinnati 649612.22